Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD’S QUARTERLY NET SALES IMPROVE YEAR-OVER-YEAR, BUT FALL

SHORT OF CONSENSUS ESTIMATES

Newport Beach, CA – October 15, 2019 – American Vanguard Corporation (NYSE:AVD), today announced that its third quarter net sales will be approximately $123 million, which amounts to an 10% increase over the comparable period in 2018, but is short of the consensus estimate of $140 million. Within the overall top line, net sales of the company’s international businesses rose approximately 24% compared to the third quarter of 2018, while domestic sales were flat. This change in top line performance, coupled with lower factory absorption, higher operating expenses arising largely from acquisitions, and other factors, will adversely affect net income for the period. Thus, management expects that quarterly earnings per share are likely to be less than half of the consensus estimate and will provide conclusive data on that subject in its next earnings release.

Eric Wintemute, Chairman and CEO of American Vanguard commented, “We are, of course, disappointed that we did not achieve our forecasted numbers. Having said that, I am encouraged that we recorded strong growth from our international businesses, driven by Canada and Brazil. We would have had even stronger international results, but for the worldwide shortage of the bromacil herbicide, which we sell into several countries. Domestic growth during the third quarter was constrained by record-setting heat and dry conditions, which reduced demand for our defoliants (Folex®, Parazone® and Action®), as well as for our fungicide Equus®, which is used largely on peanuts and potatoes. In addition, sales of our post-harvest soil fumigants did not materialize to the extent we had forecasted in the quarter, due largely to weather-related delays in planting and harvest.”

Mr. Wintemute continued, “Focusing on full year 2019 results, we expect consolidated sales to increase by about 6% year-over-year with mixed performance among our major markets. International sales should increase by about 27% for the full year. However, our domestic sales will likely decrease by about 5% on a per annum basis, which we believe is consistent with industry-wide forecasts showing domestic markets receding by 6% to 12%. With these considerations in mind, we are revising our full year 2019 net sales forecast downward to approximately $480 million. Other previously forecasted financial metrics relating to 2019 remain unchanged since our last earnings call.”

Mr. Wintemute added, “As for our 2020 outlook, we see many countervailing factors that could affect our markets. For example, with respect to our domestic markets, a shortened growing season and the likelihood of impending frost could lead to lower yield and increased demand for crops such as corn in 2020. However, new developments in tariffs and buying patterns by China are pushing commodity prices in different directions seemingly every week. Despite shifting conditions, with channel inventory of our products at low levels, we are poised to maintain domestic market share and to take advantage of upsides as they materialize. Further, with respect to our international business, our footprint covers a multitude of markets, from which we expect continued stability and growth.”

Mr. Wintemute concluded, “We will provide additional detail on our third quarter and year-to-date performance as well as our outlook on prospects for the fourth quarter and beyond during our earnings call scheduled for 1:30 p.m. PST on Tuesday, November 5, 2019. At that time, we will also provide an update on longer-term considerations, such as technology development, including the strong interest we are seeing from our industry peers in connection with SIMPAS.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com